FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-01

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Dec 8 2015 12:11:05

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-P2 - PUBLIC NEW ISSUE

**PRICED** $860.6 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS AND JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC, CITIGROUP GLOBAL MARKETS INC. AND SG AMERICAS SECURITIES, LLC

CO-MANAGER: DEUTSCHE BANK SECURITIES INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	SPD	YLD	CPN	$PRICE
A-1	AAAsf/AAA(sf)/Aaa(sf)	28.655	30.000%	2.90	68	1.9496	1.9690	99.9998
A-2A	AAAsf/AAA(sf)/Aaa(sf)	70.000	30.000%	4.86	85	2.4489	3.1170	102.9976
A-2B	AAAsf/AAA(sf)/Aaa(sf)	82.513	30.000%	4.98	85	2.4653	WAC
A-3	AAAsf/AAA(sf)/Aaa(sf)	209.000	30.000%	9.76	134	3.4286	3.5410	100.9953
A-4	AAAsf/AAA(sf)/Aaa(sf)	253.790	30.000%	9.91	136	3.4587	3.8090	102.9968
A-SB	AAAsf/AAA(sf)/Aaa(sf)	57.582	30.000%	7.45	130	3.2020	3.6560	102.9935
A-S	AAAsf/AAA(sf)/Aa1(sf)	47.605	25.250%	9.98	156	3.6635	4.0130	102.9960
B	AA-sf/AA-(sf)/A1(sf)	61.385	19.125%	9.98	180	3.9035	4.2550	102.9990
C	A-sf/A-(sf)/NR	50.110	14.125%	9.98	290	5.0035	4.8978	98.4549

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	56.373	N/A	N/A	N/A	N/A
D	BBB-sf/BBB-(sf)/NR	56.373	8.500%	9.98	57.5%	11.2%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,002,201,025
NUMBER OF LOANS:	71
NUMBER OF PROPERTIES:	115
WA CUT-OFF LTV:	62.8%
WA BALLOON LTV:	56.8%
WA U/W NCF DSCR:	1.64x
WA U/W NOI DEBT YIELD:	10.2%
WA MORTGAGE RATE:	4.763%
TOP TEN LOANS OR GROUPS OF CROSS COLLAT. LOANS %:	50.4%
WA REM TERM TO MATURITY (MOS):	110
WA REM AMORTIZATION TERM (MOS):	359
WA SEASONING (MOS):	1

LOAN SELLERS:	PCC(25.4%), LCF(24.3%), CGMRC(20.8%), WFB(16.7%), SG(12.7%)

TOP 3 PROPERTY TYPES:	RETAIL (25.7%), MULTIFAMILY (19.1%), HOSPITALITY (17.0%)

TOP 5 STATES:	CA(14.9%), VA(8.8%), SD(7.5%), NY(7.1%), FL(6.9%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	C-III ASSET MANAGEMENT LLC

SUBORDINATE CLASS REP:	RAITH CAPITAL PARTNERS, LLC OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	THURS 12/3
PRESALE REPORTS:	WED 12/2 AND THURS 12/3
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	DECEMBER 23, 2015

ROADSHOW
MINNEAPOLIS, BREAKFAST:	WED, 12/2 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, BREAKFAST:	WED, 12/2 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	WED, 12/2 @ 12:00PM ET, BOSTON HARBOR HOTEL
NEW YORK 1x1's:	THURS, 12/3
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: WFCM2015P2 FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=E64eF5

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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https://www.wellsfargo.com/com/disclaimer/wfsjb4.